Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

August 24, 2026

Aveanna Healthcare Holdings Inc.

400 Interstate North Parkway SE

Atlanta, Georgia 30339

Re:	Secondary Offering of Shares of Aveanna Healthcare Holdings Inc. Common Stock

Ladies and Gentlemen:

We have acted as counsel for Aveanna Healthcare Holdings Inc. (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Prospectus Supplement filed on August 20, 2026 (the “Prospectus Supplement”) to the Registration Statement on Form S-3 filed on September 6, 2024 (Registration No. 333-281982) (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”) relating to the offering of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), by certain of its selling stockholders (the “Selling Stockholders”), including affiliates of J.H. Whitney Equity Partners VII, LLC and certain members of its current and prior management teams, of 17,250,000 shares of Common Stock (the “Shares”) pursuant to the Underwriting Agreement, dated August 20, 2026 (the “Underwriting Agreement”), among the Company, the Selling Stockholders and RBC Capital Markets, LLC (the “Underwriter”), which includes 2,250,000 additional shares of Common Stock offered and sold pursuant to the exercise by the Underwriter of its option under the Underwriting Agreement to purchase such additional shares.

In our capacity as such counsel, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed. In making such examination and in rendering the opinions set forth below, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion letter, we have relied, without independent verification, upon certificates and representations of representatives of the Company and public officials.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

This opinion is limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on August 24, 2026, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ King & Spalding LLP

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